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                      TERMINATION AND SETTLEMENT AGREEMENT

         TERMINATION AND SETTLEMENT AGREEMENT, dated as of October 16, 1997 by and between The Great American BackRub Store, Inc., a New York corporation ("GAB") and Terrance Murray, ________________________ ("Murray").

                               W I T N E S S E T H

         WHEREAS, GAB and Murray agree that it is in their respective best interests to terminate, effective October 16, 1997, Murray's employment pursuant to the agreement between GAB and Murray dated November 1, 1994 as amended (the "Employment Agreement"), pursuant to the terms and conditions provided herein.

         NOW, THEREFORE, IT IS AGREED:

         1.       Each of GAB and Murray agree as follows:

                  (a) Murray's employment by GAB terminates effective October 16, 1997.

                  (b) The Employment Agreement is terminated and of no further force and effect, effective October 15, 1997.

                  (c) Murray agrees to accept, in lieu of all compensation and other consideration for services rendered under the Employment Agreement, five year Warrants to purchase 100,000 shares of the Company's common stock of which 1/3 are exercisable at $.50 per share, 1/3 are exercisable at $.75 per share and 1/3 are exercisable at $1.00 per share.

         2. GAB agrees to register the shares issuable to Murray pursuant to the exercise of the Warrants on Form S-8.

         3. Murray irrevocably, unconditionally and generally releases and forever discharges GAB and each of GAB's direct or indirect affiliates, investors, partners, officers, directors, partners, employees and agents from any and all claims, liabilities , demands and causes of action known or unknown, fixed or contingent, which Murray claimed in the past, or now claims, or may be able to claim in the future against any of them arising directly or indirectly out of Murray's employment therewith or the termination of such employment, or Murray's ownership of any equity or other interest therein or any right to the same, including but not limited to all claims which Murray does not know or suspect at this time to exist and which, if known, would materially affect this release. Murray hereby covenants not to file a lawsuit or demand for arbitration to assert any such claim. This release includes a release of any and all claims for violation of any federal, state or municipal statute, including but not limited to claims arising under federal, state, or local laws prohibiting employment discrimination, Title VII of the Civil Rights Act 0f 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 and the Americans with Disabilities Act. This release does not release any claim Murray may have against GAB for a breach of any provision of this Agreement. Murray acknowledges that the consideration given for the waiver and release agreements set forth herein and elsewhere in this Agreement, which consideration was factored into the compensation to be received by Murray as a consultant to GAB as provided in Section (c) above, are in addition to anything of value to which Murray was already entitled.

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         4. GAB, on behalf of itself and each of its direct or indirect affiliates, shareholders, investors, officers, directors, partners, employees and agents irrevocably, unconditionally and generally releases and forever discharges Murray from any and all claims, liabilities, demands and cause of action known or unknown, fixed or contingent, which GAB claimed in the past, or now claims, or may be able to claim in the future against Murray arising directly or indirectly out of Murray's employment therewith, including but not limited to all claims which GAB does not know or suspect at this time to exist and which, if known, would materially affect this release. GAB hereby covenants not to file a lawsuit or demand for arbitration to assert any such claim. This release does not release any claim GAB may have against Murray for a breach of any provision of this Agreement.

         5. Murray agrees to cooperate with GAB in connection with any litigation involving GAB in which Murray may be needed as a witness. Such cooperation by Murray will be provided at no charge to GAB, subject to scheduling at mutually convenient times (subject to court directives) except that GAB will reimburse Murray, upon documentation, for his reasonable out-of-pocket expenses should he be required to travel for a deposition or trial testimony.

         6. Notwithstanding Sections 3 and 4 above, the terms of a separate indemnification agreement shall survive delivery of this Agreement.

         7. Murray acknowledges that he has had the opportunity to review this Agreement with legal counsel of his choosing, is knowingly making the releases herein, and is entering into this Agreement of his own free will.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

                                       THE GREAT AMERICAN BACKRUB STORE, INC.



                                       By:  /s/ William Zanker
                                            ----------------------------------
                                            William Zanker, President


                                       /s/ Terrance Murray
                                       --------------------------------------
                                       Terrance Murray



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